Exhibit 99.1

Ocean Power Technologies Announces Fourth Quarter and Full Year Fiscal 2020 Results

Revenue Increase Over Prior Year, PowerBuoy® Sale and Lease Extension Highlight Fiscal Year

Investor Conference Call and Webcast on June 30, 2020 at 11:00 A.M. ET

MONROE TOWNSHIP, N.J., June 29, 2020 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced financial results for the fourth quarter and full fiscal year 2020 ended April 30, 2020.

FY2020 Revenue Generation

●	Fiscal year 2020 revenues grew to $1.7 million versus $0.6 million in prior year.

FY2020 and Recent Operational Highlights

●	Sale of a PB3 PowerBuoy® and turn-key ocean monitoring system to Enel Green Power to be deployed off the Chilean coast.
●	North Sea deployment for Premier Oil.
●	PB3 deployment in the Adriatic Sea for Eni extended for additional 18 months. The PB3 has produced more than 2.6 megawatt-hours of cumulative energy and has operated continuously for more than 19 months.

Management Commentary

“OPT continued its commercial progress in fiscal year 2020, highlighted by the sale of a PB3 PowerBuoy® to Enel Green Power, the completed construction of the hybrid PowerBuoy® prototype, the ongoing success of our Adriatic Sea deployment with Eni, and the first PB3 PowerBuoy® deployment in the North Sea with Premier Oil,” said George H. Kirby, President and Chief Executive Officer of OPT. “These milestones illustrate commercial progression for the Company and we believe demonstrate the flexibility and robust viability that OPT solutions offer a variety of offshore applications.”

“The global COVID-19 pandemic has caused challenges throughout industry, including for our Company which saw one project delay and another project revised. Despite these obstacles, our team is focusing on aggressively expanding our market base for OPT solutions,” Kirby added. “We are developing and scaling solutions to meet complex challenges while delivering services on current commitments even as coronavirus circumstances evolve. I am proud of our team and excited about the possibilities ahead in the new fiscal year.”

Fourth Quarter Financial Review

Revenue for the fourth quarter of fiscal 2020 was $0.6 million, an increase of $0.4 million over the prior-year period, which is mainly attributable to a new contract signed with Enel Green Power. The net loss for the fourth quarter of fiscal 2020 decreased by $1.3 million, which is mainly attributable to a decrease in general and administrative costs and the receipt of New Jersey net operating loss proceeds in the current year quarter which offset expenses.

Fiscal Year 2020 Financial Review

Revenue for the full twelve months of fiscal 2020 was $1.7 million, which is an improvement over fiscal 2019, primarily due to a new contract signed with Enel Green Power. The fiscal 2020 net loss decreased by $1.8 million to $10.4 million, primarily due to lower spending on general and administrative costs.

Balance Sheet and Cash Flow

Total cash, cash equivalents, and restricted cash were $10.9 million as of April 30, 2020. Net cash used in operating activities decreased by $1.5 million during the fiscal year ended April 30, 2019 to $10.6 million, which is primarily related to lower spending on general and administrative costs.

Conference Call & Webcast

OPT will host a conference call and webcast to review its financial and operating results on Tuesday, June 30, 2020 at 11:00 A.M. Eastern Time. Interested parties may access the conference call by dialing 877-407-8291 (toll-free in the U.S.) or 201-689-8345 for international callers.

Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations section of the Company’s website at https://www.oceanpowertechnologies.com/investor-relations.

A digital replay will be available by telephone approximately two hours after the completion of the call and until September 30, 2020 and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID#13694019. The webcast will also be archived on the OPT website investor relations page.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-K may be accessed at www.sec.gov or at the company’s website in the Investor Relations section.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	April 30, 2020	April 30, 2019

ASSETS
Current assets:
Cash and cash equivalents	$10,002	$16,660
Restricted cash- short-term	707	344
Accounts receivable	105	63
Contract assets	251	15
Other current assets	588	537
Total current assets	11,653	17,619
Property and equipment, net	499	592
Right-of-use asset, net	1,165	-
Restricted cash- long-term	221	155
Total assets	$13,538	$18,366
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$220	$312
Accrued expenses	1,353	1,938
Current portion of contract liabilities	100	188
Warrant liabilities	-	6
Right-of-use liability- current	229	-
Total current liabilities	1,902	2,444
Right-of-use liability	1,078	-
Long term portion of contract liabilities	65	-
Deferred rent	-	147
Total liabilities	3,045	2,591
Commitments and contingencies (Note 15)
Stockholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 12,939,420 and 5,425,517 shares, respectively	13	5
Treasury stock, at cost; 4,251 and 3,770 shares, respectively	(302)	(301)
Additional paid-in capital	231,101	226,026
Accumulated deficit	(220,136)	(209,784)
Accumulated other comprehensive loss	(183)	(171)
Total stockholders’ equity	10,493	15,775
Total liabilities and stockholders’ equity	$13,538	$18,366

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended April 30,		Twelve months ended April 30,
	2020	2019	2020	2019

Revenues	$551	$191	$1,682	$632
Cost of revenues	452	124	1,787	1,303
Gross loss	99	67	(105)	(671)

Operating expenses:
Engineering and product development costs	941	879	4,344	4,984
Selling, general and administrative costs	1,288	1,706	6,916	7,616
Total operating expenses	2,229	2,585	11,260	12,600
Operating loss	(2,130)	(2,518)	(11,365)	(13,271)

Gain due to the change in fair value of warrant liabilities	-	12	6	195
Interest income, net	23	12	124	35
Foreign exchange loss	(7)	(12)	(12)	(55)
Loss before income taxes	(2,114)	(2,506)	(11,247)	(13,096)
Income tax benefit	895	-	895	850
Net loss	$(1,219)	$(2,506)	$(10,352)	$(12,246)
Basic and diluted net loss per share	$(0.13)	$(1.05)	$(1.44)	$(9.52)
Weighted average shares used to compute basic and diluted net loss per share	9,679,968	2,389,719	7,209,732	1,286,727

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Twelve months ended April 30,
	2020	2019

Cash flows from operating activities:
Net loss	$(10,352)	$(12,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	12	55
Depreciation of fixed assets	158	180
Amortization of right of use asset	197	-
Compensation expense related to stock option grants and restricted stock	340	295
Gain due to the change in fair value of warrant liabilities	(6)	(195)
Changes in operating assets and liabilities:
Accounts receivable	(42)	108
Unbilled receivables	-	71
Contract assets	(236)	(15)
Other assets	251	325
Accounts payable	(92)	23
Accrued expenses	(585)	(316)
Deferred rent	-	5
Deferred credit payable	-	(600)
Unearned revenue	-	(18)
Change in lease liability	(201)	-
Contract liabilities	(23)	188
Net cash used in operating activities	(10,579)	(12,140)
Cash flows from investing activities:
Purchases of marketable securities	-	(25)
Maturities of marketable securities	-	50
Purchase of computers, equipment and furniture	(65)	(54)
Net cash used in investing activities	(65)	(29)
Cash flows from financing activities:
Proceeds from issuance of common stock, common and pre-funded warrants, net of issuance costs	-	15,712
Proceeds from issuance of common stock- Aspire financing net of issuance costs	1,021	593
Proceeds from issuance of common stock- AGP At The Market offering, net of issuance costs	3,443	882
Proceeds (costs) associated with exercise of pre-funded warrants	(16)	20
Payment of capital lease obligations	-	(23)
Acquisition of treasury stock	(1)	(1)
Net cash provided by financing activities	4,447	17,183
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(32)	(80)
Net increase/(decrease) in cash, cash equivalents and restricted cash	(6,229)	4,934
Cash, cash equivalents and restricted cash, beginning of period	17,159	12,225
Cash, cash equivalents and restricted cash, end of period	$10,930	$17,159